                                                                    EXHIBIT 10.1

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                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                BEC GROUP, INC.,

                             BILC ACQUISITION CORP.

                                      AND


                              ILC TECHNOLOGY, INC.



                          DATED AS OF OCTOBER 30, 1997




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
                               TABLE OF CONTENTS

                                                                        Page No.
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
ARTICLE I

                                   THE MERGER   . . . . . . . . . . . . . .    2
       1.1.   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.2.   Effective Time; Closing   . . . . . . . . . . . . . . . . . .    2
       1.3.   Effect of the Merger  . . . . . . . . . . . . . . . . . . . .    3
       1.4.   Certificate of Incorporation; By-laws   . . . . . . . . . . .    3
       1.5.   Directors and Officers  . . . . . . . . . . . . . . . . . . .    3
       1.6.   Conversion of Securities  . . . . . . . . . . . . . . . . . .    3
       1.7.   Stock Options   . . . . . . . . . . . . . . . . . . . . . . .    4
       1.8.   Dissenting Shares   . . . . . . . . . . . . . . . . . . . . .    5
       1.9.   Surrender of Shares; Stock Transfer Books   . . . . . . . . .    6
       1.10.  No Fractional Shares  . . . . . . . . . . . . . . . . . . . .    7
       1.11.  Subsequent Actions  . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF BEC . . . . . . . .    8
       2.1.   Corporate Organization  . . . . . . . . . . . . . . . . . . .    8
       2.2.   Certificate of Incorporation and By-laws  . . . . . . . . . .    8
       2.3.   Capitalization  . . . . . . . . . . . . . . . . . . . . . . .    9
       2.4.   Authority Relative to this Agreement  . . . . . . . . . . . .    9
       2.5.   No Conflict; Required Filings and Consents  . . . . . . . . .   10
       2.6.   SEC Filings; Financial Statements   . . . . . . . . . . . . .   11
       2.7.   Absence of Certain Changes or Events  . . . . . . . . . . . .   12
       2.8.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   14
       2.9.   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .   14
       2.10.  Labor Matters   . . . . . . . . . . . . . . . . . . . . . . .   14
       2.11.  Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       2.12.  Products Liability  . . . . . . . . . . . . . . . . . . . . .   15
       2.13.  Conduct of Business   . . . . . . . . . . . . . . . . . . . .   15
       2.14.  Joint Proxy Statement-Prospectus  . . . . . . . . . . . . . .   16
       2.15.  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       2.16.  BEC Properties and Leases   . . . . . . . . . . . . . . . . .   17
       2.17.  Environmental Matters.  . . . . . . . . . . . . . . . . . . .   18
       2.18.  Material Agreements.  . . . . . . . . . . . . . . . . . . . .   18
       2.19.  Insider Interests.. . . . . . . . . . . . . . . . . . . . . .   19
       2.20.  BEC Board.    . . . . . . . . . . . . . . . . . . . . . . . .   19
       2.21.  Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . .   19

                                                                        Page No.
                                                                        --------
       2.22.  Trademarks, Patents and Copyrights. . . . . . . . . . . . . .   19

ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . .   20
       3.1.   Corporate Organization.   . . . . . . . . . . . . . . . . . .   20
       3.2.   Certificate of Incorporation and By-Laws.   . . . . . . . . .   20
       3.3.   Capitalization  . . . . . . . . . . . . . . . . . . . . . . .   20
       3.4.   Authority Relative to this Agreement  . . . . . . . . . . . .   21
       3.5.   No Conflict; Required Filings and Consents  . . . . . . . . .   21
       3.6.   SEC Filings; Financial Statements   . . . . . . . . . . . . .   22
       3.7.   Absence of Certain Changes or Events  . . . . . . . . . . . .   24
       3.8.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   25
       3.9.   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .   25
       3.10.  Labor Matters   . . . . . . . . . . . . . . . . . . . . . . .   26
       3.11.  Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .   26
       3.12.  Products Liability  . . . . . . . . . . . . . . . . . . . . .   26
       3.13.  Conduct of Business   . . . . . . . . . . . . . . . . . . . .   27
       3.14.  Joint Proxy Statement-Prospectus  . . . . . . . . . . . . . .   27
       3.15.  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       3.16.  Property and Leases   . . . . . . . . . . . . . . . . . . . .   28
       3.17.  Environmental Matters.  . . . . . . . . . . . . . . . . . . .   29
       3.18.  Material Agreements.  . . . . . . . . . . . . . . . . . . . .   30
       3.19.  Insider Interests.  . . . . . . . . . . . . . . . . . . . . .   30
       3.20.  Board Approval.   . . . . . . . . . . . . . . . . . . . . . .   30
       3.21.  Fairness Opinion.   . . . . . . . . . . . . . . . . . . . . .   30
       3.22.  Trademarks, Patents and Copyrights.   . . . . . . . . . . . .   30
       3.23.  No Dividends, etc..   . . . . . . . . . . . . . . . . . . . .   31

ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

       4.1.   Acquisition Proposals   . . . . . . . . . . . . . . . . . . .   31
       4.2.   Conduct of Business by the Company and BEC Pending the
              Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
       4.3.   No Shopping.  . . . . . . . . . . . . . . . . . . . . . . . .   34

                                                                        Page No.
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
ARTICLE V

                              ADDITIONAL AGREEMENTS . . . . . . . . . . . .   36
       5.1.   Joint Proxy Statement/Prospectus; Registration Statement;
              Other Filings; Board Recommendations. . . . . . . . . . . . .   36
       5.2.   Meetings of Shareholders and Stockholders   . . . . . . . . .   37
       5.5.   Additional Agreements   . . . . . . . . . . . . . . . . . . .   38
       5.6.   Notification of Certain Matters   . . . . . . . . . . . . . .   38
       5.7.   Access to Information   . . . . . . . . . . . . . . . . . . .   38
       5.8.   Public Announcements  . . . . . . . . . . . . . . . . . . . .   39
       5.9.   Best Efforts; Cooperation   . . . . . . . . . . . . . . . . .   39
       5.10.  Agreement to Defend and Indemnify   . . . . . . . . . . . . .   39
       5.11.  Action by the Officers, Directors, etc.   . . . . . . . . . .   40
       5.13.  Post Merger Directors and Officers BEC  . . . . . . . . . . .   40
       5.14.  Increase in Authorized Shares and Reverse Stock Split.  . . .   41
       5.15.  BEC Name Change.  . . . . . . . . . . . . . . . . . . . . . .   41
       5.16.  Capital Structure   . . . . . . . . . . . . . . . . . . . . .   41
       5.17.  Audited Company Financial Statements.   . . . . . . . . . . .   41

ARTICLE VI

                              CONDITIONS OF MERGER  . . . . . . . . . . . .   42
       6.2.   Additional Conditions to Obligations of BEC   . . . . . . . .   43
       6.3.   Additional Conditions to Obligations of the Company   . . . .   43

ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER . . . . . . . . .   44
       7.1.   Termination   . . . . . . . . . . . . . . . . . . . . . . . .   44
       7.2.   Effect of Termination   . . . . . . . . . . . . . . . . . . .   46
       7.3.   Termination Fees and Expenses   . . . . . . . . . . . . . . .   46

ARTICLE VIII

                               GENERAL PROVISIONS   . . . . . . . . . . . .   48
       8.1.   Non-Survival of Representations, Warranties and Agreements  .   48
       8.2.   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       8.3.   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       8.4.   Certain Definitions   . . . . . . . . . . . . . . . . . . . .   49
       8.5.   Heading   . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       8.6.   Severability  . . . . . . . . . . . . . . . . . . . . . . . .   51
       8.7.   Entire Agreement; No Third Party Beneficiaries  . . . . . . .   51
       8.8.   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                                                                        Page No.
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
       8.9.   Amendment   . . . . . . . . . . . . . . . . . . . . . . . . .   52
       8.10.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .   52
       8.11.  Governing Law   . . . . . . . . . . . . . . . . . . . . . . .   52
       8.12.  Counterparts; Telecopier  . . . . . . . . . . . . . . . . . .   52





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                                                                        Page No.
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                                    ANNEX A





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                                                                        Page No.
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                                    ANNEX B





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                                                                        Page No.
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                                    ANNEX C





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                                                                        Page No.
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                                    ANNEX D





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                                                                        Page No.
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                                    ANNEX E





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                                                                        Page No.
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                                    ANNEX F





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                                                                        Page No.
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                                    ANNEX G

                          AGREEMENT AND PLAN OF MERGER


              AGREEMENT AND PLAN OF MERGER, dated as of October 30, 1997 (the "Agreement"), among BEC GROUP, INC., a Delaware corporation ("BEC"), BILC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of BEC ("Purchaser"), and ILC TECHNOLOGY, INC. a California corporation (the "Company").


                             W I T N E S S E T H :


              WHEREAS, the Boards of Directors of BEC, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Purchaser and the Company to merge upon the terms and subject to the conditions set forth herein to enter into a business combination under which the Company will merge with and into Purchaser pursuant to the terms and conditions hereof (the "Merger"); and

              WHEREAS, in furtherance of such merger, the Boards of Directors of BEC, Purchaser and the Company have each approved the Merger of the Company with and into Purchaser in accordance with the Corporations Code of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law"), respectively, upon the terms and subject to the conditions set forth in this Agreement; and

              WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that the consideration to be paid for each share of common stock, no par value per share, of the Company (the "Company Common Stock") in the Merger is fair to the shareholders of the Company and (ii) resolved and agreed to recommend the Merger to holders of shares of Company Common Stock; and

              WHEREAS, the Board of Directors of BEC (the "BEC Board") has (i) determined that the Merger is fair to and in the best interests of the stockholders of BEC and (ii) resolved and agreed to recommend the Merger to holders of shares of common stock of BEC, par value $.01 per share, (the "BEC Common Stock"); and

              WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, the Chief Executive Officer of BEC in his capacity as a shareholder of BEC shall enter into a Voting Agreement in substantially the form attached hereto as Annex E (the "BEC Voting Agreement"); and concurrently with the execution of this Agreement and as a condition and inducement to BEC's willingness to enter into this Agreement, the Chief Executive Officer of the Company in his capacity as a shareholder of the Company shall enter into a Voting Agreement in substantially the form attached hereto as Annex F (the "Company Voting Agreement"); and

              WHEREAS, the Company understands that at or prior to the Effective Time (as defined below), BEC intends (i) to transfer (the "Asset Transfer") to Bolle, Inc., or to the wholly-owned subsidiaries of Bolle, Inc. (collectively, the "Bolle Group") all of its business, assets and liabilities (other than those relating to the ORC Business (as defined below)) (collectively, the "Non-ORC Business") all as more fully set forth in and pursuant to a Contribution Agreement, a Management Services Agreement and an Indemnity Agreement and related documents (collectively, the "Transfer Agreements"), and (ii) to distribute all of the issued and outstanding shares of common stock of Bolle, Inc. (the "Spinoff") to BEC's stockholders; and

              WHEREAS, following such Asset Transfer and Spinoff, BEC shall retain all of the ORC Business (as hereinafter defined).

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BEC, Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

              SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law and California Law, at the Effective Time (as defined below) the Company shall be merged with and into the Purchaser. As a result of the Merger, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

              SECTION 1.2. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law and California Law (the date and time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time"). Prior to such filing, a closing ("Closing") shall be held at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas - 26th Floor, New York, New York 10019, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VI. The parties agree that it is anticipated that the Closing shall be held immediately (or as soon as practicable thereafter) following the shareholders meeting at which the Company's shareholders are to vote on the Merger (the "Company Shareholders Meeting") and the stockholders meeting at which BEC's shareholders are to vote on the Merger (the "BEC Stockholders Meeting").

              SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

              SECTION 1.4.  Certificate of Incorporation; By-laws.

              (a) Unless otherwise mutually agreed by each of BEC and the Company, prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Purchaser as the Surviving Corporation, shall be the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Annex A, until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is ILC Technology, Inc."

              (b) Unless otherwise mutually agreed by each of the Company and Purchaser prior to the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, at the Effective Time, the title thereof shall be amended to read as follows: "By-laws of ILC Technology, Inc."

              SECTION 1.5. Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Purchaser immediately prior to the Effective Time each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. Messrs. Martin Franklin, Richard Capra and Ian Ashken, shall be the initial officers of the Surviving Corporation, serving as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, respectively, in each case until their resignation or their respective successors are duly elected or appointed and qualified.

              SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and except as may be provided in this Section 1.6, without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

              (a) Each share of Company Common Stock (sometimes hereinafter referred to as "Shares") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to
                     Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.8(a)) shall be cancelled and extinguished and shall be converted automatically (subject to Section 1.6(d) and (e) into the right to receive upon surrender of the certificate or certificates representing such shares, 4.36 shares (the "Exchange Ratio") of BEC Common Stock (the "Merger Consideration") issued to the holder of such shares of Company Common Stock in the manner provided in Section 1.9;

              (b) Each share of Company Common Stock held in the treasury of the Company and each share owned by the Company or any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

              (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding as one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of common stock of the Purchaser shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

              (d) In the event of the Reverse Stock Split (as hereinafter defined) at or prior to the Effective Time, the Exchange Ratio shall be adjusted to 2.18 shares of BEC Common Stock.

              (e) In the event that any of the Convertible Note are outstanding as of the Effective Time (the "Outstanding Convertible Notes") the Merger Consideration shall be adjusted and calculated in accordance with the following formula:

                     Merger Consideration =              17,631,102+X+Y
                                                         --------------
                                                          4,879,811

                     where X represents the maximum number of shares of BEC Common Stock into which the Outstanding Convertible Notes are convertible and Y represents the number of shares of BEC Common Stock issued upon conversion of the Convertible Notes prior to the Effective Time.

              SECTION 1.7.  Stock Options.

              (a) Prior to the Effective Time, BEC, the Company and the Stock Option Committees of their respective Boards of Directors shall effect the conversion of all unexercised options outstanding under the Company's Employee Stock Purchase Plan, the 1983 Employee Incentive Stock Option Plan and the 1992 Stock Option Plan (collectively, the "Company Plans") at the Effective Time for such number of options pursuant to BEC's 1996 Stock Incentive Plan (the

"BEC 1996 Plan"), as provided below, to purchase shares of BEC Common Stock at such exercise price, as provided below, and exercise period as applicable to the options outstanding under the Company Plans.

                     (i) the number of shares of BEC Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of the Company Common Stock subject to the original option and (y) the Exchange Ratio;

                     (ii) the exercise price per share of BEC Common Stock under the new option shall be equal to (x) the exercise price per share of the Company Common stock under the original option divided by (y) the Exchange Ratio; and

                     (iii) upon each exercise of options by a holder thereof, the aggregate number of shares of BEC Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

              The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended, the "Code") shall be effected in a manner consistent with Section 424(a) of the Code. Upon such conversion, the options granted under the BEC 1996 Plan to the former holders of options pursuant to the Company Plan shall, except to the extent provided above or as may be required to maintain the status of such options as "incentive stock options", in all respects be subject to the terms, provisions and conditions of the 1996 BEC Plan and the standard form of stock option agreement relating to such 1996 BEC Plan; provided, however, such holders shall be deemed to have been granted such options as of the date the original options were granted under the Company Plans.

              (b) The options outstanding under the Company Plans, shall be vested pursuant to the terms of such Company Plans, except to the extent that, prior to the Effective Time, the Company, with the consent of the holder of any such options, may determine otherwise.

              SECTION 1.8.  Dissenting Shares.

              (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive BEC Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such appraisal rights as are granted by California Law. Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.9.

              (b) The Company shall give BEC (i) prompt notice of any demands for appraisal of any shares of Company Common stock received by the Company, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not, except with the prior written consent of BEC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by the Company or the Surviving Corporation, as the case may be.

              SECTION 1.9.  Surrender of Shares; Stock Transfer Books.

              (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Exchange Agent") for the holders of shares of Company Common Stock in connection with the Merger to receive the shares of BEC Common Stock to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.6(a) (without assuming that any holder of Shares will perfect its right to an appraisal of such holder's Shares) or otherwise pursuant to this Agreement and shall deposit such shares of BEC Common Stock at or prior to the Effective Time with the Exchange Agent and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.10.

              (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificates, and such Certificates shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

              (c) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law.

              (d) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of BEC Common Stock, cash for fractional shares, if any, as may be required pursuant to section 1.6; provided, however, that BEC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against BEC, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

              (e) Any shares of BEC Common Stock made available to the Exchange Agent pursuant to subsection (a) hereof to exchange for Shares for which appraisal rights have been perfected shall be returned to BEC, upon BEC's demand.

              SECTION 1.10. No Fractional Shares. No fraction of a share of BEC Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of BEC Common Stock (after aggregating all fractional shares of BEC Common Stock to be received by such holder) shall receive from BEC an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of BEC Common Stock for the ten most recent days that BEC Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the New York Stock Exchange, Inc. (the "NYSE"). Immediately prior to the Effective Time BEC shall deposit with this Exchange Agent sufficient funds in cash to pay for all fractional shares. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders. All remaining cash held by the Exchange Agent shall then be immediately repaid to BEC.

              SECTION 1.11. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF BEC AND PURCHASER

              BEC and Purchaser each represent and warrant to the Company as follows (it being understood that the representations and warranties made by BEC and Purchaser in this Agreement are being made only in respect of the ORC Business unless otherwise specifically provided):

              SECTION 2.1. Corporate Organization. Each of BEC, ORC and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Subsidiary" or "Subsidiaries" of BEC means any corporation or other legal entity of which BEC (either alone or through or together with any other Subsidiary of BEC) owns more than fifty per cent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control or direct, such corporation or other legal entity, with the exception of any subsidiary being transferred to the Bolle Group at or prior to the Effective Time and Voltarc Technologies, Inc. When used in connection with BEC or any of its Subsidiaries, the term "Material Adverse Effect" means any change in or effect that, when taken together with all other adverse changes and effects, on the ORC Business that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of BEC and its Subsidiaries taken as a whole. Except as disclosed in
Schedule 2.1 hereto, BEC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Set forth on Schedule 2.1 is a list of the subsidiaries of ORC Technologies, Inc.

              SECTION 2.2. Certificate of Incorporation and By-laws. BEC has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and By-laws of each of BEC and the Purchaser, each as amended to the date hereof. Such Certificate of Incorporation and By-laws are in full force and effect. Neither BEC nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

              SECTION 2.3. Capitalization. As of the date hereof, the authorized capital stock of BEC consists of 50,000,000 shares of common stock, having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $1.00 per share. As of the date hereof, (i) 17,631,102 shares of BEC Common Stock are issued (including 21,500 treasury shares of BEC Common Stock), (ii) 10,000 shares of BEC Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and
(iii) there are 4,950,000 shares of BEC Common Stock reserved for issuance under the BEC 1996 Plan pursuant to which 3,335,978 options have been granted and are outstanding, 238,812 shares of BEC Common Stock have been purchased and 2,000 shares of restricted stock have been issued. All outstanding shares of the BEC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 2.3 or on Schedule 2.3, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of BEC to which BEC is a party or by which BEC is bound obligating BEC to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BEC or obligating BEC to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement.

              The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, par value $.01 per share. All shares of capital stock of Purchaser that are issued and outstanding are directly owned by BEC.

              Except as set forth on Schedule 2.3, all the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by BEC or a Subsidiary of BEC free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of BEC. Except as set forth in Schedule 2.3, there are no outstanding contractual obligations of BEC or any Subsidiary of BEC to repurchase, redeem or otherwise acquire any shares of BEC Common Stock or any capital stock of any Subsidiary of BEC or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of BEC or any other person.

              Set forth on Schedule 2.3 is the number of options granted under the BEC 1996 Plan to employees and other participants in respect of each of the ORC Business and the Bolle

Group and the average exercise price relating to the outstanding options granted under the BEC 1996 Plan.

              SECTION 2.4. Authority Relative to this Agreement. Each of BEC and Purchaser has all necessary corporate power and authority to enter into this Agreement, subject to obtaining all necessary approvals by BEC's shareholders, to perform its obligations hereunder and to consummate the Transactions (as defined below). The execution and delivery of this Agreement by BEC and Purchaser and the consummation by BEC and Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of BEC and Purchaser and by BEC as the sole shareholder of Purchaser, subject to obtaining all necessary approvals by BEC's shareholders. This Agreement has been duly executed and delivered by BEC and Purchaser and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

              SECTION 2.5.  No Conflict; Required Filings and Consents.

              (a) The execution and delivery of this Agreement by BEC and do not, and the performance of this Agreement by BEC and the Purchaser will not,
(i) conflict with or violate any law, regulation, court order, judgment or decree applicable to BEC or Purchaser or by which any of their property or assets is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-laws of either BEC or any Subsidiary of BEC, or (iii) other than as set forth on Schedule 2.5, result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of any right or obligation of BEC or any Subsidiary of BEC, or result in the creation of a Lien (as hereinafter defined) on any of the properties or assets of BEC or any BEC subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which BEC or any Subsidiary of BEC is a party or by which BEC or any Subsidiary of BEC or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

              (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), Securities Exchange Act of 1934, as amended (the "Exchange Act"), "takeover" or "blue sky" laws of various states, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law and California Law, and the listing agreement with or the rules and regulations of The New York Stock Exchange, neither BEC nor Purchaser is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by BEC or Purchaser in connection with its execution, delivery or performance of this Agreement.

              (c) Except as set forth on Schedule 2.5, neither BEC nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to BEC or any Subsidiary or by which any property or asset of BEC or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contracts, agreement, lease, license, permit, franchise or other instrument or obligation to which BEC or any Subsidiary is a party or by which BEC or any Subsidiary or any property or asset of BEC or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 2.6.  SEC Filings; Financial Statements.

              (a) BEC has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since December 31, 1996, and has heretofore delivered to the Company in the form filed with the SEC, its (i) Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and (iii) all other reports or registration statements filed by BEC with the SEC since January 1, 1997 (collectively, the "BEC SEC Reports"). As of their respective filing dates (or, with respect to registration statements, their respective effective dates), the BEC SEC Reports
(i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) The consolidated financial statements contained in the BEC SEC Reports (in each case, including any notes thereto) comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BEC and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of BEC and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

              (c) Except as reflected or reserved against in the consolidated financial statements contained in the BEC SEC Reports or set forth on Schedule 2.6, BEC and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, in the aggregate, could have a Material Adverse Effect, except for liabilities incurred since June 30, 1997, in the ordinary course of business and consistent with past practice. Since June 30, 1997, neither BEC nor any of its Subsidiaries has incurred any liabilities material to BEC and the Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the

Merger, the Asset Transfer, or the Spinoff or the other transactions contemplated hereby (the "Transactions") or (iii) liabilities disclosed on
Schedule 2.7.

              (d) BEC has heretofore furnished to the Company complete and correct copies of all material amendments and modifications that have not been filed by BEC with the SEC to all material agreements, documents and other instruments that previously had been filed by BEC with the SEC and are currently in effect.

              (e) Set forth in Schedule 2.6 is a copy of the unaudited consolidated pro forma balance sheet (the "BEC Balance Sheet") as at September 30, 1997 and a consolidated pro forma statement of income (the "BEC Income Statements"), for the nine months ended September 30, 1997 of BEC reflecting the ORC Business as if the Asset Transfer and the Spinoff had been consummated as of such date and for such period, as the case may be. The BEC Balance Sheet fairly presents in all material respects the consolidated financial position of BEC on a pro forma basis based upon the assumptions set forth in the notes thereto and the BEC Income Statements fairly present in all material respects the consolidated results of operations prior to interest and taxes of BEC on a pro forma basis as of their respective dates based upon the assumptions set forth in the notes thereto.

              (f) Set forth in Schedule 2.6 is a copy of the unaudited consolidated balance sheet (the "ORC Balance Sheet") as at September 30, 1997 and the related consolidated statement of income (the "ORC Income Statement"), for the nine months ended September 30, 1997 of ORC Technologies, Inc. The ORC Balance Sheet fairly presents in all material respects the consolidated financial position of ORC Technologies, Inc. as at its respective date and the ORC Income Statement fairly present in all material respects the consolidated results of operations prior to interest and taxes of ORC Technologies, Inc. as of their respective dates.

              (g) BEC has heretofore furnished to the Company a copy of the balance sheet as at August 31, 1997 and the related statement of income for the eight month period ended August 31, 1997 of Voltarc Technologies, Inc. ("Voltarc"), in the same form as provided to BEC by Voltarc and certain of the stockholders of Voltarc.

              (h) The BEC Balance Sheet and the ORC Balance Sheet will reflect the financial position of BEC and the financial position of ORC, respectively, as of the Effective Time, except for changes arising as a result of actions or events permitted under Section 4.2 hereof or Schedule 4.2 thereto and the BEC investment in Voltarc (as hereinafter defined).

              SECTION 2.7. Absence of Certain Changes or Events. Since September 30, 1997, except as contemplated in this Agreement or as previously disclosed in the BEC SEC Reports or as appears on Schedule 2.7, there has not been and no agreement has been entered into by BEC or any Subsidiary of BEC to effect:

              (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of BEC or any Subsidiary of BEC having, individually or in the aggregate, a Material Adverse Effect;

              (b) any damage, destruction or loss (whether or not covered by insurance) affecting the business or the assets of BEC or any of its Subsidiaries which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

              (c) any redemption, repurchase or other acquisition by BEC or any of the Subsidiaries of any outstanding share of capital stock or other securities of, or ownership interests in, BEC or any Subsidiary of BEC or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to any share of capital stock of BEC;

              (d) any entry into or relinquishment of any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than as contemplated by this Agreement or the Transfer Agreements, except as permitted by Section 4.2 hereof;

              (e) any mortgage, pledge, security interest or imposition of Lien or other encumbrance on any asset of BEC or any of the Subsidiaries that is material to the business, financial condition or operations of BEC and the Subsidiaries taken as a whole, except as permitted by
                     Section 4.2 hereof;

              (f) any change by BEC in accounting principles or methods, except insofar as may have been required by a change in generally accepted accounting principles and disclosed in BEC SEC Reports;

              (g) any revaluation by BEC of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; or

              (h) any amendment of any material term of any outstanding security of BEC or any of its Subsidiaries; or

              (i) any incurrence or assumption or guarantee by BEC or any Subsidiary of BEC of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice, it being understood that as of the Effective Time the amount of senior bank indebtedness of BEC and its Subsidiaries shall not exceed

                     $33,000,000 in the aggregate, excluding any funds borrowed for the purposes of lending amounts to Voltarc under the Voltarc Facility and any expenses in connection with the Transactions other than the Spinoff paid prior to the Effective Time that do not exceed the amount set forth in
                     Section 2.11 hereof.

              Except as set forth in Schedule 2.7, since September 30, 1997, BEC and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of BEC and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, neither BEC nor any Subsidiary of BEC have, since such date, except for the contracts referred to in the BEC SEC Reports or as disclosed on
Schedule 2.7, made any changes in executive compensation levels or in the manner in which other key employees of BEC or the Subsidiaries are compensated or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any plan or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement or other employee benefit plan or arrangement, or to any employment or consulting agreement or to amend any of such plans or any of such agreements in existence on such date.

              SECTION 2.8. Litigation. Except as disclosed in the BEC SEC Reports or set forth on Schedule 2.8 hereto, there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of BEC, threatened against BEC, or any of its Subsidiaries, or any of their respective properties, which (i) individually or in the aggregate are reasonably likely to have a Material Adverse Effect, or (ii) seek to delay or prevent the consummation of the Merger or the Transactions. As of the date hereof, neither BEC nor any of its Subsidiaries nor any of their property is subject to any judgment, injunction or decree which individually or in the aggregate are reasonably likely to have a Material Adverse Effect.

              SECTION 2.9. Employee Benefit Plans. Schedule 2.9 lists all the employee benefit plans, programs, arrangements and contracts maintained for the benefit of any current or former employee, officer or director of BEC or any Subsidiary or with respect to which BEC or any Subsidiary could incur liability (the "BEC Plans"), and the Company has been furnished with a copy of each BEC Plan and each material document prepared in connection with each BEC Plan. Except as set forth in Schedule 2.9, (i) none of the BEC Plans are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) none of the BEC Plans promise or provide retiree medical or life insurance benefits to any person; (iii) none of the Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "Excess Parachute Payments" under the Code; (iv) each BEC Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) with respect to each BEC Plan which is a defined benefit plan, the aggregate accumulated benefit obligations of such BEC Plan (as of the date of the most recent actuarial valuation prepared for such BEC Plan) do not exceed the fair market value of the assets of such BEC Plan (as of the date of such valuation); (vi) none of the BEC Plans provide, has provided or agreed to provide, any post-retirement benefits which are required to be reported on BEC's financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106; and (vii) neither BEC nor any Subsidiary of the Company nor any of their respective affiliates has received a notice of deficiency from the United States Department of Labor or Internal Revenue Service.

              SECTION 2.10. Labor Matters. Except as set forth in Schedule 2.10, (i) there are no controversies pending or, to the best knowledge of BEC, threatened between BEC or any Subsidiary and any of their respective employees;
(ii) neither BEC nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BEC or any Subsidiary, nor, to the best knowledge of BEC, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against BEC or any Subsidiary before the National Labor Relations Board or other governmental or administrative body involving employees of BEC or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of BEC, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

              SECTION 2.11. Brokers. No broker, finder or investment banker (other than Raymond, James Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of BEC. The details of BEC's arrangements with Raymond James & Associates Inc. ("Raymond James") are set forth on
Schedule 2.11. The fees and expenses to be incurred by BEC with respect to the Transactions (other than the Spinoff) are estimated to be approximately $1,250,000, absent extraordinary and unusual circumstances assuming counsel for BEC will draft the Joint Proxy Statement-Prospectus other than the sections applicable to ILC and that BEC will bear printing costs of same. BEC will use its reasonable best efforts to minimize such costs, obtain back-up for all bills submitted for professional services and submit such invoices to the Company for approval prior to payment, which approval will not be unreasonably withheld or delayed.

              SECTION 2.12. Products Liability.  Except as disclosed on
Schedule 2.12, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of BEC or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BEC and its Subsidiaries taken as a whole, without
regard to any insurance coverage.   The product liability insurance policies
maintained by BEC are in full force and effect and are adequate for the business conducted by BEC. BEC has not received any notice from any insurance carrier declining coverage of any claim or cancelling or threatening to cancel any such policy.

              SECTION 2.13. Conduct of Business. The business of BEC and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement to which BEC or any of its Subsidiaries is now a party or by which BEC or any of its material Subsidiaries or any of their respective properties or assets may be bound, or
(iii) to the best of its knowledge, any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to BEC or any of its Subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 2.14. Joint Proxy Statement-Prospectus. None of the information supplied in writing by BEC, its affiliates, officers, directors, representatives, financial advisors, agents or employees (collectively, "Representatives"), for inclusion in the joint proxy statement-prospectus (such joint proxy statement-prospectus, as amended or supplemented, is herein referred to as the "Joint Proxy Statement-Prospectus") will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders of the Company and BEC, at the time of the meeting of BEC's stockholders to consider the issuance of BEC Common Stock in the Merger (the "BEC Stockholders Meeting"), at the time of the Company Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to BEC or its Subsidiaries, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, BEC does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

              SECTION 2.15. Taxes.

              (a) Except as set forth in Schedule 2.15, (i) all tax returns required to be filed by, or with respect to, BEC and each of its Subsidiaries has been timely filed by, or with respect to, BEC and each of its Subsidiaries;
(ii) BEC and each of its Subsidiaries has timely paid all Taxes shown as due on all Tax Returns filed; (iii) as of the time of filing, the Tax Returns filed by, or with respect to BEC and each of its Subsidiaries correctly reflected the facts regarding the income, business, assets, operations, activities and the status of BEC and each of its Subsidiaries in all material respects; (iv) BEC and each of its Subsidiaries has made adequate provision for all taxes payable by them for which no tax return has yet been filed; (v) the charges, accruals and reserves for taxes with respect to BEC and each of its Subsidiaries are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vi) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to, BEC or any of its Subsidiaries, and no requests for waivers of time to assess any Taxes are pending; (vii) the United States federal income Tax Returns filed by or on behalf of, BEC and each of its Subsidiaries consolidated in such Tax Returns through December 31, 1993 are Tax Returns with respect to which the applicable periods for assessment under applicable law after giving effect to extensions or waivers, has expired; (viii) income Tax Returns are required to be filed by or on behalf of, BEC and each of its Subsidiaries in each of the jurisdictions set forth in Schedule 2.15 and such income Tax Returns have been examined by and settled with the relevant taxing authority through the date shown opposite such jurisdiction in Schedule 2.15; (ix) there is no pending or, to the knowledge of BEC or each of its Subsidiaries, threatened action or proceeding for the assessment or collection of Taxes against BEC or with respect to, or each of its Subsidiaries; (x) no extensions for filing of any Tax Return have been requested by BEC which Tax Return has not since been timely filed nor any waiver of any statute with limitations been granted by BEC to any taxing authority; (xi) there are no material tax Liens (as hereinafter defined in Section 2.16(b) hereof) or charges on any assets of BEC or each of its Subsidiaries, except Liens or charges for Taxes that are not yet due and payable; (xii) neither BEC nor any of its Subsidiaries owes any amount pursuant to any tax sharing or indemnification agreement or arrangement on pursuant to any agreement or arrangement for the surrender of losses or other reliefs and will not have any liability (including liabilities arising by reason of the transactions contemplated by this Agreement) after the date hereof in respect of any such agreement or arrangement executed or agreed to prior to the date hereof; (xiii) the transactions contemplated in this Agreement will not result in the payment by BEC or any BEC Subsidiary of any "excess parachute payment" within the meaning of Section 280G of the Code; and (xiv) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

              (b) Notwithstanding anything to the contrary, for purposes of this Section 2.15 the term "Subsidiary" or "Subsidiaries" shall be deemed to include the Bolle Group.

              SECTION 2.16. BEC Properties and Leases.

              (a) BEC and the Subsidiaries have sufficient title to all their properties and assets and have been issued all related permits, consents and permissions necessary or appropriate to enable them to conduct their respective businesses as currently conducted or as contemplated to be conducted. Except as set forth on Schedule 2.16, all such properties and assets which are reflected on the ORC Balance Sheet as of September 30, 1997 are sufficient to conduct the business of ORC Technologies, Inc. as currently conducted.

              (b) Except as set forth on Schedule 2.16, each parcel of real property owned or leased by BEC or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than
(A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of BEC or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of BEC, has any such condemnation, expropriation or taking been proposed.

              (c) All leases of real property leased for the use or benefit of BEC or any Subsidiary to which BEC or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by BEC or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by BEC or any Subsidiary.

              SECTION 2.17. Environmental Matters.  (a) Except as set forth on
Schedule 2.17, BEC and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Neither BEC nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation and neither BEC nor any Subsidiary is aware of any facts, which (a) calls into question, or would reasonably be expected to call into question, compliance by BEC or any Subsidiary with any Environmental Laws, (b) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of BEC's or any Subsidiary's business or facilities, or (c) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of BEC or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.17, to the best knowledge of BEC, neither BEC nor any of its Subsidiaries has caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Materials, except in material compliance with all applicable Environmental Laws.

                     (b) Except as set forth in Schedule 2.17, BEC and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, except to the extent such non-compliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                     (c) Except as set forth on Schedule 2.17, neither BEC nor any Subsidiaries has received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which calls into question compliance by BEC or any of the BEC Subsidiaries with any Environmental Laws or suggests that BEC or any of the its Subsidiaries is a potentially responsible party with regard to any release or threatened release of Hazardous Materials, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the operation of any facility of BEC or any of its Subsidiaries or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, which would reasonably be expected to have a Material Adverse Effect.

                     (d) Except as set forth on Schedule 2.17, none of BEC nor any of its Subsidiaries has any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

              SECTION 2.18.  Material Agreements.  Except as set forth in
Schedule 2.18 to the best knowledge of BEC, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the Transactions or otherwise, any obligation to be performed by any party to an agreement to which BEC or any Subsidiary is a party.

              SECTION 2.19. Insider Interests. Except as set forth in the BEC SEC Reports filed prior to the date hereof or listed in Schedule 2.9, Schedule
2.19 sets forth all material contracts and agreements of BEC with and other obligations of BEC to any officer or director of BEC or any of its Subsidiaries or with the Bolle Group or Voltarc or any of their respective officers or directors. Except as set forth in Schedule 2.19, no officer or director of BEC or any of its Subsidiaries and, to the knowledge of BEC, no entity controlled by any such officer or director and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of BEC or any of its Subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property that BEC or any of its Subsidiaries or the Bolle Group or Voltarc uses in the conduct of the business of BEC or any such Subsidiary.

              SECTION 2.20. BEC Board. The Board of Directors of BEC has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of BEC and its stockholders, and (ii) to recommend that the stockholders of BEC approve and adopt this Agreement and approve the Merger.

              SECTION 2.21. Fairness Opinion. BEC's Board has received a written opinion from Raymond, James Inc. to the effect that as of the date hereof, the Exchange Ratio is fair to BEC's shareholders from a financial point of view and has delivered to the Company a copy of such opinion.

              SECTION 2.22. Trademarks, Patents and Copyrights. BEC and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information (collectively, "BEC Intellectual Property") used or held for use in connection with the business of BEC and its Subsidiaries as currently conducted or as contemplated to be conducted, and BEC is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect. BEC and its Subsidiaries own or have valid licenses to all of the BEC Intellectual Property in each case, free and clear of any Lien. The conduct of the business of BEC and its Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any BEC Intellectual Property of any third party that, individually or in the aggregate, could have a Material Adverse Effect. To the knowledge of BEC, there are no infringements of any proprietary rights of BEC Intellectual Property owned by or licensed by or to BEC or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither BEC nor any Subsidiary has licensed or otherwise permitted the use by any third party of any BEC Intellectual Property or proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company hereby represents and warrants to BEC as follows:

              SECTION 3.1. Corporate Organization. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). The term "Subsidiary" or "Subsidiaries" when used in connection with the Company means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns more than fifty per cent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change in or effect that, when taken together with all other adverse changes and effects, on the business of the Company and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of the Company and its Subsidiaries taken as a whole. Except as disclosed in Schedule 3.1 hereto, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

              SECTION 3.2. Certificate of Incorporation and By-Laws. The Company has furnished to BEC complete and correct copies of the Certificate of Incorporation and the By-laws of the Company and its Subsidiaries, each as amended to the date hereof. Such Certificate of Incorporation, By-laws and the equivalent organizational documents of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

              SECTION 3.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares, no par value, of common stock. As of the date hereof, (i) 4,879,811 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) there are 901,299 shares of Company Common Stock reserved for issuance pursuant to options granted or available for grant under the Company Plans pursuant to which 849,000 options have been granted and are outstanding (457,499 options are outstanding under the 1983 Employee Incentive Stok Option Plan and 391,501 options are outstanding under the 1992 Stock Option Plan), and 350,000 shares of the Company Common Stock have been reserved for issuance under the Company Stock Purchase Plan, of which 272,738 shares have been purchased and 77,262 shares are available to purchase as of the date hereof. Schedule 3.3 identifies, as of the date hereof the option holders, the number of shares of the Company Common Stock subject to each option held, the exercise prices, vesting schedules and expiration dates of the outstanding options granted under the Company Plan, and any other plan, or otherwise granted. Except for the Company Plan, the Company does not maintain any other plan relating to the issuance, granting or selling of securities of the Company. All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.3 or on Schedule 3.3, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of the Company to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement.

              All the outstanding capital stock of each of the Subsidiaries of the Company is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

              SECTION 3.4. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with California Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. All restrictions on business combinations contained in the California Law have been satisfied with respect to the Merger and all Transactions contemplated by this Agreement.

              SECTION 3.5.  No Conflict; Required Filings and Consents.

              (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which they or any of their property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any of its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or they or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

              (b) Except for applicable requirements, if any, of the Securities Act, Exchange Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger or other documents as required by Delaware Law, California Law, "takeover" or "blue sky" laws of various states and the listing agreement with or rules and regulations of The NASDAQ Stock Market, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement.

              (c) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contracts, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 3.6.  SEC Filings; Financial Statements.

              (a) The Company has filed all forms, reports and documents required to be filed with the SEC since September 30, 1993, and has heretofore delivered to BEC, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal year ended September 30, 1994, 1995 and 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997 and (iii) all other reports or registration statements filed by the Company with the SEC since September 30, 1996 (collectively, the "Company SEC Reports"). As of their respective filing dates (or, with respect to registration statements, their respective effective dates), the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

              (b) The consolidated financial statements contained in the Company SEC Reports (in each case, including any notes thereto) comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

              (c) Except as reflected or reserved against in the consolidated financial statements contained in the Company SEC Reports or set forth on
Schedule 3.6, the Company and its

Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, in the aggregate, could have a Material Adverse Effect, except for liabilities incurred since June 30, 1997 in the ordinary course of business and consistent with past practice. Since June 30, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities material to the Company and the Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Transactions, (iii) liabilities disclosed on Schedule 3.7.

              (d) The Company has heretofore furnished to BEC complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all material agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

              (e) Set forth in Schedule 3.7 is a true and complete copy of the unaudited balance sheet (the "Company Balance Sheet") as at September 28, 1997 and the related statements of operations and cash flows (the "Company Income Statements"), for the year ended September 28, 1997 of the Company. The Company Balance Sheet fairly presents in all material respects the financial position of the Company as of its respective date and the Company Income Statements fairly present in all material respects the results of operations of the Company as of their respective dates.

              (f) The Company Balance Sheet will reflect the consolidated financial position of the Company, as of the Effective Time, except for changes arising as a result of actions or events permitted under Section 4.2 hereof or
Schedule 4.2 thereto.

              SECTION 3.7. Absence of Certain Changes or Events. Since June 30, 1997, except as contemplated in this Agreement or as previously disclosed in the Company SEC Reports or as appears on Schedule 3.7, there has not been and no agreement has been entered into by the Company or any of its Subsidiaries to effect:

              (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any of its Subsidiaries having, individually or in the aggregate, a Material Adverse Effect;

              (b) any damage, destruction or loss (whether or not covered by insurance) affecting the business or the assets of the Company or any of its Subsidiaries which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

              (c) any redemption, repurchase or other acquisition by the Company or any of the Subsidiaries of any outstanding share of capital stock or other securities of, or ownership interests in, the Company or any of its Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to any share of capital stock of the Company;

              (d) any entry into or relinquishment of any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than as contemplated by this Agreement or the Transfer Agreements, except as permitted by Section 4.2 hereof;

              (e) any mortgage, pledge, security interest or imposition of Lien or other encumbrance on any asset of the Company or any of the Subsidiaries that is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole, except as permitted by
                     Section 4.2 hereof;

              (f) any change by the Company in accounting principles or methods, except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the Company SEC Reports;

              (g) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; or

              (h) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; or

              (i) any incurrence or assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice, it being understood that as of the Effective Time the amount of senior bank indebtedness of the Company and its Subsidiaries shall not exceed $5,000,000 in the aggregate, excluding (i) any expenses in connection with the Transactions paid prior to the Effective Time that do not exceed the amount set forth in Section 3.11 hereof and
                     (ii) bonuses awarded to Messrs. Baumgarten and Capra as provided in the term sheet set forth on Annex G hereto.

              Since June 30, 1997, the Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing neither the Company nor its Subsidiaries has since such date, except for the contracts referred to in the Company SEC Reports or as disclosed on Schedule 3.7, made any changes in executive compensation levels or in the manner in which other key employees of the Company or the Subsidiaries are compensated or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any plan or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement or other employee benefit plan or arrangement, or to any employment or consulting agreement or to amend any of such plans or any of such agreements in existence on such date.

              SECTION 3.8. Litigation. Except as disclosed in the Company SEC Reports or on Schedule 3.8 hereto, there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, which (i) individually or in the aggregate are reasonably likely to have a Material Adverse Effect, or (ii) seek to delay or prevent the consummation of the Merger or the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any judgment, injunction or decree which individually or in the aggregate are reasonably likely to have a Material Adverse Effect, except as disclosed on
Schedule 3.8 or in the Company SEC Reports.

              SECTION 3.9. Employee Benefit Plans. Schedule 3.9 lists all the employee benefit plans, programs, arrangements and contracts maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary or with respect to which the Company or any Subsidiary could incur liability (the "Plans"), and BEC has been furnished with a copy of each Plan and each material document prepared in connection with each Plan. Except as set forth in Schedule 3.9, (i) none of the Plans are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) none of the Plans promise or provide retiree medical or life insurance benefits to any person; (iii) none of the Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "Excess Parachute Payments" under the Code; (iv) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) with respect to each Plan which is a defined benefit plan, the aggregate accumulated benefit obligations of such Plan (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such Plan (as of the date of such valuation); (vi) none of the Plans provide, has provided or agreed to provide, any post-retirement benefits which are required to be reported on the Company's financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106; and (vii) neither the Company nor any Subsidiary of the Company nor any of their respective affiliates has received a notice of deficiency from the United States Department of Labor or Internal Revenue Service.

              SECTION 3.10. Labor Matters. Except as set forth in Schedule 3.10, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or other governmental or administrative body involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

              SECTION 3.11. Brokers. No broker, finder or investment banker other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company. The details of the Company's arrangements with DLJ are set forth on
Schedule 3.11. The fees and expenses to be incurred by the Company with respect to the Transactions are estimated to be approximately $1,250,000, absent extraordinary and unusual circumstances assuming counsel for the Company will draft the portion of the Joint Proxy Statement-Prospectus applicable to the Company and that BEC will bear printing costs of same. The Company will use its reasonable best efforts to minimize such costs, obtain back-up for all bills submitted for professional services and submit such invoices to BEC for approval prior to payment, which approval will not be unreasonably withheld or delayed.

              SECTION 3.12. Products Liability.  Except as disclosed on
Schedule 3.12, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, without regard to any insurance coverage. The products liability insurance policies maintained by the Company, are in full force and effect and are adequate for the business conducted by the Company. The Company has not received any notice from any insurance carrier declining coverage of any claim or cancelling or threatening to cancel any such policy.

              SECTION 3.13. Conduct of Business. The business of the Company and each of the Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, or (iii) to the best of its knowledge any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Subsidiaries, except with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 3.14. Joint Proxy Statement-Prospectus. None of the information supplied in writing by the Company, its affiliates, officers, directors or its Representatives, for inclusion in the Joint Proxy Statement-Prospectus will on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders in connection with the Company Shareholders Meeting, at the time of the Company Shareholders Meeting or the BEC Stockholders Meeting or at the Effective Time, contain any statement, which at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to a material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to the Company or its Subsidiaries, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by BEC or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

              SECTION 3.15. Taxes.

              (a) Except as set forth in Schedule 3.15, (i) the Company and each of its Subsidiaries timely filed all Tax Returns required to be filed by, or with respect to the Company and each of its Subsidiaries; (ii) the Company and each Subsidiary has timely paid all Taxes shown as due on all Tax Returns filed; (iii) as of the time of filing, the Tax Returns filed by, or with respect to the Company and each Subsidiary of the Company correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and each Subsidiary of the Company in all material respects; (iv) the Company and each of its Subsidiaries has made adequate provision for all taxes payable by them for which no tax return has yet been filed; (v) the charges, accruals and reserves for taxes with respect to the Company and each Subsidiary of the Company are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vi) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to, the Company or any of its Subsidiaries, and no requests for waivers of time to assess any Taxes are pending; (vii) the United States federal income Tax Returns filed by or on behalf of, the Company and each Subsidiary consolidated in such Tax Returns through September 30, 1995 are Tax Returns with respect to which the applicable periods for assessment under applicable law after giving effect to extensions or waivers, has expired;
(viii) the income Tax Returns filed by or on behalf of, the Company and any of its Subsidiaries required to file such income Tax Returns in any of the jurisdictions set forth in Schedule 3.15 have been examined by and settled with the relevant taxing authority through the date shown opposite such jurisdiction in Schedule 3.15; (ix) there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened action or proceeding for the assessment or collection of Taxes against the Company or with respect to, or any Subsidiary; (x) no extensions for filing of any Tax Return have been requested by the Company which Tax Return has not since been timely filed nor any waiver of any statute with limitations has been granted by the Company to any taxing authority; (xi) there are no material tax Liens or charges on any assets of the Company or any Subsidiary, except Liens or charges for Taxes that are not yet due and payable;
(xii) neither the Company nor any Subsidiary owes any amount pursuant to any tax sharing or indemnification agreement or arrangement on pursuant to any agreement or arrangement for the surrender of losses or other reliefs and will not have any liability (including liabilities arising by reason of the transactions contemplated by this Agreement) after the date hereof in respect of any such agreement or arrangement executed or agreed to prior to the date hereof; (xiii) the transactions contemplated in this Agreement will not result in the payment by the Company or any Subsidiary of any "excess parachute payment" within the meaning of Section 280G of the Code; and (xiv) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

              SECTION 3.16. Property and Leases.

              (a) The Company and its Subsidiaries have sufficient title to all their properties and assets and have been issued all related permits, consents and permissions necessary or appropriate to enable them to conduct their respective businesses as currently conducted or as contemplated to be conducted. Except as set forth on Schedule 3.16, all such properties and assets which are reflected on the Company Balance Sheet as of September 30, 1997 are sufficient to conduct the business of the Company.

              (b) Each parcel of real property owned or leased by the Company or any of its Subsidiaries (i) is owned or leased free and clear of all Liens, other than Permitted Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

              (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary.

              SECTION 3.17. Environmental Matters.  Except as set forth in
Schedule 3.17:

              (a) Except as set forth on Schedule 3.17, the Company and each Subsidiary is in compliance in all material respects with all applicable Environmental Law and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Neither the Company nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation and neither the Company nor any Subsidiary is aware of any facts, which (a) calls into question, or would reasonably be expected to call into question, compliance by the Company or any Subsidiary with any Environmental Law, (b) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of the Company's or any Subsidiary's business or facilities, or (c) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Company or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Materials, except in material compliance with all applicable Environmental Laws.

              (b) Except as set forth in Schedule 3.17, the Company and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, except to the extent such non-compliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (c) Except as set forth on Schedule 3.17, neither the Company nor any Subsidiaries has received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which calls into question compliance by the Company or any of the BEC Subsidiaries with any Environmental Laws or suggests that the Company or any of its Subsidiaries is a potentially responsible party with regard to any release or threatened release of Hazardous Materials, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the operation of any facility of the Company or any of its Subsidiaries or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, which would reasonably be expected to have a Material Adverse Effect.

              (d) Except as set forth on Schedule 3.17, none of the Company nor any of its Subsidiaries has any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

              SECTION 3.18. Material Agreements.  Except as set forth in
Schedule 3.18 to the best knowledge of the Company, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the Transactions or otherwise, any obligation to be performed by any party to an agreement to which the Company or any Subsidiary is a party.


              SECTION 3.19. Insider Interests. Except as set forth in the Company SEC Reports filed prior to the date hereof or listed in Schedule 3.9,
Schedule 3.19 sets forth all material contracts, agreements of the Company with and other obligations of the Company to any officer or director of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.19, no officer or director of the Company or any of its Subsidiaries and, to the knowledge of the Company, no entity controlled by any such officer or director and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of the business of the Company or any such Subsidiary.

              SECTION 3.20. Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its shareholders, and
(ii) to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

              SECTION 3.21. Fairness Opinion. The Company's Board of Directors has received a written opinion from DLJ dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's shareholders from a financial point of view and has delivered to BEC a copy of such opinion.

              SECTION 3.22. Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information (collectively, "Intellectual Property") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect. The Company and the Subsidiaries own or have valid licenses to all of the Intellectual Property in each case, free and clear of any Lien. The conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any Intellectual Property of any third party that, individually or in the aggregate, could have a Material Adverse Effect. To the knowledge of the Company, there are no infringements of any proprietary rights of Intellectual Property owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect.
Neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Intellectual Property or proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

              SECTION 3.23. No Dividends, etc. Neither the Company nor any of its Subsidiaries has (i) declared, paid or effected any extraordinary dividend, distribution or redemption regarding shares of Company Common Stock that would prevent the Merger from being treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code or
(ii) sold, disposed of or otherwise transferred such amount of assets that would prevent the Merger from being treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

              SECTION 4.1. Acquisition Proposals. The Company and BEC will notify the other immediately if any inquiries or proposals including a Superior Proposal (as defined below) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or BEC, as the case may be, in each case in connection with any Acquisition Transaction (as defined below) with the Company or BEC, as the case may be, or any of their respective Subsidiaries and shall identify such third party making such inquiry or proposal. Any such notice to the Company or BEC, as the case may be, shall indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. As of the date hereof, neither BEC nor the Company are participating in discussions or negotiating with any other entity or group in respect of a bona fide proposal relating to an Acquisition Transaction (as defined below). Nothing contained herein, shall preclude the Company or BEC from responding to a bona fide proposal in accordance with and pursuant to the provisions of Section 4.3. The Company or BEC, as the case may be, agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

              SECTION 4.2. Conduct of Business by the Company and BEC Pending the Merger. Each of the Company and BEC covenants and agrees that, between the date of this Agreement and the Effective Time, unless BEC or the Company, as the case may be, shall otherwise consent in writing and except as set forth in
Schedule 4.2, the businesses of the Company and its Subsidiaries and BEC and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries and BEC and its Subsidiaries shall not take any action, except in the ordinary course of business and in a manner consistent with past practice and except as set forth in Schedule 4.2, each of the Company and BEC will use its respective best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and BEC and its Subsidiaries, as the case may be, to keep available the services of their respective present officers, employees and consultants and to preserve their respective present relationships with customers, suppliers and other persons with which they or any of their respective Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or the Transactions as set forth in Schedule 4.2, neither the Company, BEC nor any of their respective Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the other:

              (a) (i) issue, sell, pledge, grant, dispose of, distribute, encumber, authorize, or propose the issuance, sale, pledge, grant, disposition, distribution, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company or BEC or any of their respective Subsidiaries, other than pursuant to options granted prior to the date hereof and exercised in accordance with their terms, as in effect prior to such date; (ii) other than as required to change the name of BEC, or to increase the number of authorized shares of BEC Common Stock, or to effect the Reverse Stock Split, amend or propose to amend the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company, BEC or any of their respective Subsidiaries;
                     (iii) split, combine or reclassify any outstanding shares of Company Common Stock or BEC Common Stock (except as set forth in Schedule 4.2), or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the shares of Company Common Stock or BEC Common Stock (except as set forth in Schedule 4.2); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(a);

              (b)    (i)    acquire (by merger, consolidation, or acquisition
                     of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any material assets of the Company, BEC or any of their respective Subsidiaries (except as set forth in Schedule 4.2); (iii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business incurred for working capital on a short-term basis (except as set forth in Schedule 4.2); (iv) make or commit to any capital expenditure which exceeds $50,000 or make or commit to make aggregate capital expenditures in excess of $200,000 without first notifying and obtaining the written approval of BEC or the Company, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(b);

              (c) take any action other than pursuant to disclosed contracts (none of which actions shall be unreasonable or unusual) to grant any severance or termination pay (otherwise than pursuant to policies of the Company, BEC or any of their respective Subsidiaries in effect on the date hereof) or to increase benefits payable under their respective severance or termination pay policies in effect on the date hereof;

              (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, the Company, BEC or any of their respective Subsidiaries, increase the compensation payable to their respective officers or employees, salaries or wages of the Company or BEC who are not officers of the Company, BEC or any of their respective Subsidiaries, as the case may be, except for increases in the ordinary course of business, consistent with past practice, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

              (e) take any action to change accounting policies or procedures (including, without limitation, its procedures with respect to the payment of accounts payable and collection of accounts receivable);

              (f) take any action to cause the shares of (i) Company Common Stock to cease to be listed on the NASDAQ Stock Market, or
                     (ii) BEC Common Stock to cease to be listed on either the New York Stock Exchange or nationally recognized stock exchange or The NASDAQ Stock Market;

              (g) make or change any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

              (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or in the BEC Balance Sheet or in either case subsequently incurred in the ordinary course of business and consistent with past practice;

              (i) settle or compromise any pending or threatened suit, action or claim against the Company or BEC or any of their respective directors by any shareholder of the Company or BEC, as the case may be, relating to the

                     Merger, the Transactions or this Agreement, or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger subject to the Company's right to cooperate with third parties in accordance with Section 4.3 hereof.

              (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, BEC or any of their respective Subsidiaries (other than as set forth on Schedule 4.2 or the Merger); or

              (k) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in
                     Section 4.2(a) through 4.2(j) or any action which would make any of the representations or warranties of the Company or BEC, as the case may be, contained in this Agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Article VI not being satisfied.

              SECTION 4.3. No Shopping. Each of the Company, BEC and their respective Subsidiaries will not, directly or indirectly, through any officer, director, employee, representative, agent, financial adviser or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or a portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company, BEC or any of their respective Subsidiaries, as the case may be, or any business combination with the Company or any of their respective Subsidiaries, as the case may be, whether by merger, consolidation, sale of assets, tender offer or otherwise (collectively, an "Acquisition Transaction") or participate in any negotiation regarding, or furnishing to any other person any information (except information which has been previously publicly disseminated by the Company or BEC, as the case may be, in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Notwithstanding the foregoing, the Company or BEC, as the case may be, may furnish any information (subject to the execution of a confidentiality agreement substantially similar to that then in effect between Company and BEC) and participate in discussions and negotiate with any such entity or group concerning any potential Acquisition Transaction involving the Company, BEC or any of their respective Subsidiaries, as the case may be, if such entity or group has submitted a bona fide proposal to its Board of Directors, relating to any such transaction which the Company's or BEC's Board of Directors, as the case may be, reasonably determines would represent a Superior Proposal (as defined below) to the Merger to the holders of Company Common Stock or BEC Common Stock, as the case may be. If the Board of the Company or BEC, as the case may be, after duly considering advice, written or otherwise, of their respective outside counsel and financial advisors, determines in good faith that it would be inconsistent with its fiduciary responsibilities not to approve or recommend a Superior Proposal, then (A) the

Company or BEC, as the case may be, shall not enter into any agreement with respect to the Superior Proposal and (B) any other obligation of the Company or BEC, as the case may be, under this Agreement shall not be affected unless this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), as the case may be, and all amounts payable pursuant to Section 7.3 are paid to the Company or BEC, as the case may be, prior to or concurrently with such termination. As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company or BEC, as the case may be, pursuant any Acquisition Transaction that the respective Board determines in its good faith judgment to be more favorable to the Company's or BEC's shareholders, as the case may be, than the Merger (after considering the advice, written or otherwise, of their outside counsel and financial advisor). The Company or BEC, as the case may be shall use their respective best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to the Company and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties.


              SECTION 4.4. Tax Reorganization. Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Code.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

              SECTION 5.1. Joint Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

              (a) As promptly as practicable after the execution of this Agreement, the Company and BEC will prepare, and file with the SEC, the Joint Proxy Statement and BEC will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and BEC will cooperate in coordinating a response to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and BEC will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and BEC will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments of supplements to the Registration Statement, the Joint Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any Other Filings, the Company of BEC, as the case may be, will promptly inform the other of such occurrence and cooperate in the filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company or stockholders of BEC, such amendment or supplement.

              (b) The Joint Proxy Statement will include the recommendation of the Company Board in favor of adoption and approval of this Agreement and approval of the Merger; except that the Company Board may withdraw, modify or refrain from making such recommendation to the extent that the Company Board determined to accept a Superior Proposal or determined, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, each pursuant to and in accordance with Section 4.3 and/or 7.1(d), as the case may be. In addition, the Proxy Statement will include the recommendations of the BEC Board in favor of (i) the adoption and approval of the Merger Agreement (including the issuance of shares of BEC Common Stock), (ii) the amendment of BEC's Certificate of Incorporation to increase its authorized share capital, (iii) the amendment of

BEC's certificate of Incorporation to change the name of BEC (iv) amendment to the 1996 Plan to increase the number of shares available for issuance thereunder and (v) the election of new directors (collectively, the "BEC Stockholders' Proposals" except that the BEC Board may withdraw, modify or refrain from making such recommendation to the extent that the BEC Board determined to accept a Superior Proposal or determined, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, each pursuant to and in compliance with Section 4.3 and/or 7.1(c), as the case may be.

              SECTION 5.2.         Meetings of Shareholders and Stockholders.
Promptly after the date hereof, the Company will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. The Company will consult with BEC and use its reasonable best efforts to hold the Company Shareholders' Meeting on the same day as the BEC Stockholders' Meeting. Promptly after the date hereof, BEC will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the BEC Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. BEC will consult with the Company and will use its best efforts to hold the BEC Stockholders' Meeting on the same day as the Company Shareholders' Meeting. For so long as the Board of Directors of the Company continues to make the recommendation set forth in Section 5.1, the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. and California Law to obtain such approvals. For so long as the Board of Directors of BEC continues to make the recommendations set forth in Section 5.1, BEC will use its best efforts to solicit from its stockholders proxies in favor of each of the BEC Stockholders' Proposals.

              SECTION 5.3. Third Party Consents. BEC and the Company, as the case may be, shall obtain all material third party consents required in connection with the consummation of the Merger pursuant to this Agreement including, but not limited to, in the case of BEC, any consent required pursuant to the Amended and Restated Credit Agreement dated as of July 9, 1997.

              SECTION 5.4. HSR Act. The Company and BEC shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the Transactions contemplated hereby and to respond as promptly as practicable to any inquires received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental authority in connection with antitrust matters. Each party agrees not to, and will cause its representatives not to, initiate substantive discussions with representatives of the applicable antitrust regulatory authorities concerning their review of the Merger and the Transactions under the HSR Act without the prior consent of the other party hereto, and will not engage in substantive discussions with such authorities without notifying the other party hereto promptly thereafter of the substance and content of such discussions.

              SECTION 5.5. Additional Agreements. The Company, BEC and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement, the Merger and the Transactions contemplated hereby.

              SECTION 5.6. Notification of Certain Matters. Each of the Company and BEC shall give prompt notice to the other of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, BEC or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Failure to provide notice under this Section 5.6 shall not increase the liability of the party who failed to send or delayed in sending such notice except to the extent such failure or delay increased the harm or disadvantage to the party to which the notification should have been provided.

              SECTION 5.7.  Access to Information.

              (a) From the date hereof to the Effective Time, (i) the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of BEC and Purchaser complete access at all reasonable times to their officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish BEC and Purchaser with all financial, operating and other data and information as BEC and Purchaser, through their officers, employees, agents or accountants, may reasonably request and (ii) BEC shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Company complete access at all reasonable times to their officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish the Company with all financial, operating and other data and information as the Company, through their officers, employees, agents or accountants, may reasonably request.

              (b) BEC and the Company agree that each shall, and shall cause their respective Representatives, to hold in strict confidence all data and information obtained by them from the other or the other's Subsidiaries pursuant to the terms of the Reciprocal Confidentiality Agreement (the "Confidentiality Agreement"), dated October 19, 1997, between BEC and the Company.

              (c) Each of the Company and BEC shall have an opportunity after the date of this agreement through the Effective Time to conduct further due diligence investigations in respect of the other and their respective Subsidiaries.

              SECTION 5.8. Public Announcements. BEC and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law or any listing agreement with or the rules and regulations of any securities exchange or the over-the-counter market, as the case may be, on which any of the securities of BEC or the Company are listed.

              SECTION 5.9. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the Transactions contemplated by this Agreement and shall use its best efforts to obtain on a timely manner all necessary waivers, consents, licenses, permits and approvals, and to effect all necessary registrations and filings, including the filings required by the Securities Act, the Exchange Act and the HSR Act. The parties shall cooperate in responding to inquires from, and making presentation to, regulatory authorities.

              SECTION 5.10. Agreement to Defend and Indemnify.

              (a) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation (each of the Surviving Corporation and the Company being referred to in this Section 5.10 as an "Indemnifying Party") shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company and each Subsidiary and their respective subsidiaries and affiliates, including without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), arising out of or pertaining to any of the transactions contemplated hereby, including without limitation, liabilities arising under the Securities Act or the Exchange Act in connection with the Merger and in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnifying Party promptly after statements therefor are received, provided, however, that neither the Company nor the Surviving Corporation shall have any obligation under this clause (i) unless they shall have received an undertaking from the

Indemnified Party to promptly return any amounts paid by the Company or the Surviving Corporation in the event that it shall ultimately have been determined that the Indemnified Party is not entitled to be indemnified under applicable law or any indemnification agreement with the Company to which he is a party, and (ii) the Indemnifying Party, Company and the Surviving Corporation shall cooperate in the defense of any such matter and shall provide access to all documents necessary or beneficial to the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.10 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that in the written opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

              (b) BEC agrees to cause the Surviving Corporation to use its best efforts to purchase "tail" coverage under the Company's current directors' and officers' liability insurance policies for the Company's officers and directors in office prior to the Effective Time, covering claims made during the two (2) year period following the Effective Time, for actions taken prior to the Effective Time, the premium for which shall be paid in full as of the Effective Time. BEC shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and By-laws or any written indemnification agreement of the Company in effect prior to the date hereof for a period of not less than three
(3) years following the Effective Time. This Section shall survive the consummation of the Merger. Notwithstanding Section 8.7 hereof, this Section is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

              (c) Except as provided in Section 5.12 hereof, if BEC, the Surviving Corporation or any of either of its successor or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of BEC or Surviving Corporation assume the obligations set forth in this Section 5.10.

              SECTION 5.11. Action by the Officers, Directors, etc.    The
Company and BEC shall use their respective best efforts to cause their respective directors and executive officers to vote any shares held by them in favor of the Merger.

              SECTION 5.12. Spinoff Agreement. BEC shall use its commercially reasonable efforts to do such acts as are necessary to effectuate the Asset Transfer in accordance with the Transfer Agreements and to effect the Spinoff so that the ORC Business, as a going concern, and all of the properties and assets comprising the ORC Business shall be fully vested in BEC and its

Subsidiaries and that the Non-ORC Business shall be transferred to and assumed by Bolle Inc. at or prior to the Effective Time.

              SECTION 5.13. Post Merger Directors and Officers BEC. The Board of Directors of BEC will take all actions necessary to cause the Board of Directors of BEC as of the Effective Time to be comprised of three designees of BEC (the "BEC Nominees"), three designees of the Company (the "Company Nominees") and one designee selected jointly by BEC and the Company, each to hold office in accordance with the Certificate of Incorporation and By-laws of BEC. In addition, for a period of two years following the Effective Time, BEC shall take such actions as may be necessary to cause the BEC Nominees, or their designees, on the one hand, and the Company Nominees, or their designees, on the other hand, to be elected or appointed as directors of the Board of Directors of BEC. Messrs. Martin Franklin, Richard Capra and Ian Ashken, shall be the initial officers of BEC, serving as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, respectively, in each case until their resignation or their respective successors are duly elected or appointed and qualified. Except for the foregoing officers, none of the other directors of BEC shall be employees of the Surviving Corporation and the directors shall be named five days (5) prior to the mailing of the Joint Proxy Statement-Prospectus to the stockholders of BEC and the shareholders of the Company.

              SECTION 5.14. Increase in Authorized Shares and Reverse Stock Split. Subject to the terms hereof, at the BEC Stockholders Meeting, BEC (i) shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of BEC Common Stock thereunder (provided that such number is not less than the number required to issue shares by virtue of the Merger and the Transactions); and (ii) intends to propose and recommend to the stockholders of BEC that the number of shares of the outstanding BEC Common Stock be subject to a reverse share for two shares split (the "Reverse Stock Split") so that the number of shares of BEC Common Stock outstanding immediately after such split shall be 50% of the number of shares outstanding immediately prior to such split.

              SECTION 5.15. BEC Name Change. The Proxy Statement shall include a proposal to change the name of BEC to Lumen Technologies, Inc. or another name to be mutually determined by BEC and the Company.

              SECTION 5.16. Capital Structure. As of or prior to the Effective Time, BEC shall cause (i) the conversion of more than 50% of the aggregate principal amount of the Convertible Notes into common stock, and (ii) each of the BEC Warrants, the Bolle Options, the BEC Preferred Stock and the Benson Notes to no longer be outstanding in respect of BEC or any of its Subsidiaries following the Spinoff.

              SECTION 5.17. Audited Company Financial Statements. On or before November 30, 1997, the Company shall furnish BEC with a copy of the Company's audited consolidated balance sheet as at September 28, 1997, and the related audited consolidated statements of operations and cash flows for the year ended September 28, 1997 (including any related notes and schedules) (the "Audited Company Financial Statements"). The Audited Company Financial Statements shall be substantially the same in all material respects as the Company Balance Sheet and the Company Income Statements, which are set forth in Schedule 3.7.

              SECTION 5.18. Rights Agreement. None of the common share purchase rights issued pursuant to and in connection with the Rights Agreement dated as of September 29, 1989 between the Company and Security Pacific National Bank, as amended, shall be exercised or triggered at or prior to the Effective Time.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

              SECTION  6.1. Conditions to Obligations of Each Party to Effect
the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions; provided, however, that no party shall refuse to consummate the Merger if a condition is not satisfied as a result of a breach by such party of any agreement, representation, warranty or covenant of such party under this Agreement:

              (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with California Law and the Certificate of Incorporation of the Company and by the requisite vote of the stockholders of BEC in accordance with Delaware Law, the Certificate of Incorporation of BEC and The New York Stock Exchange; and an increase in the authorized number of shares of BEC Common Stock shall have been duly approved by the requisite vote under applicable law by the stockholders of BEC; and

              (b) The Registration Statement-Prospectus. The Registration Statement-Prospectus filed by BEC with respect to the BEC Common Stock to be issued in the Merger shall have been declared effective by the SEC; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and

              (c) Listing of BEC Common Stock. The BEC Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been authorized for listing on a nationally recognized stock exchange or The NASDAQ Stock Market upon official notice of issuance;

              (d) HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

              (e) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect (temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the Transactions illegal or otherwise materially restricting, preventing or prohibiting their consummation;

              (f) No Material Adverse Effect. There shall have been no event or events which have occurred which, individually or in the aggregate, shall have had a Material Adverse Effect on the Company or BEC respectively; and

              (g) Consummation of the Asset Transfer and Bolle Spinoff. BEC shall have executed the Transfer Agreements and the Employment Agreements and consummated the Asset Transfer in accordance with the terms of the Transfer Agreements and shall have consummated the Spinoff.

              SECTION 6.2. Additional Conditions to Obligations of BEC. The obligations of BEC and Purchaser to effect the Merger is also subject to the fulfillment of the following conditions unless waived by BEC:

              (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

              (b) Agreements, Conditions and Covenants. The Company shall have complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

              (c) Demand for Appraisal Rights. Holders of not more than 4.9% of the shares of Company Common Stock shall have made a demand for payment pursuant to appraisal, dissenters' or similar rights under California Law or other applicable law by the conclusion of the Company Shareholders Meeting.

              SECTION 6.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the fulfillment of the following conditions unless waived by the Company:

              (a) Representations and Warranties. The representations and warranties of BEC and Purchaser contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of BEC and the Purchaser of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

              (b) Agreements, Conditions and Covenants. BEC and the Purchaser shall have complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

              (c) Tax Opinion. The Company shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of BEC, Purchaser and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations from the Company, certain shareholders of the Company and BEC, in each case in the form and substance reasonably satisfactory to such counsel.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

              SECTION 7.1. Termination. This Agreement may be terminated at any time before the Effective Time:

              (a) By mutual consent of the Boards of Directors of BEC and the Company; or

              (b)    By either BEC or the Company if:

                     (i) the Merger shall not have been consummated by March 31, 1998, (unless extended by mutual consent of BEC and the Company) provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

                     (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                     (iii) if the other party shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements contained in this Agreement (other than with respect to Articles II and III of this Agreement) and if curable, such other party shall have failed to cure such breach within ten (10) Business Days after written notice of such failure; or

                     (iv) if any of the material representations and warranties of the other party as may be set forth in Article II of this Agreement in respect of BEC and the Purchaser and Article III of this Agreement in respect of the Company shall not have been true and correct in any material respect when made or, except for any such representations and warranties made as of a specific date, shall have ceased to be true and correct as of such date in any material respect; or

              (c)    By BEC if:

                     (i) the Board of Directors of the Company (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to BEC and Purchaser, (y) recommends to the holders of shares of Company Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the Merger and the Transactions, or (z) resolves to do any of the foregoing; or

                     (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer of an Acquisition Transaction that the Board of Directors of BEC reasonably determines in its good faith judgment is a Superior Proposal, and if, in the opinion of the Board of Directors of BEC, the failure to recommend or accept such offer would violate the BEC Board of Directors' fiduciary duties to BEC's stockholders under applicable law; provided that any such termination by BEC shall not be effective until payment of the fees required by Section 7.3(a) and
Section 7.3(b);

                     (iii) the Chairman of the Board and all directors of the Company fail to vote in favor of the Merger at the Company Shareholders Meeting; or

              (d)    By the Company if:

                     (i) the Board of Directors of BEC (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company, (y) recommends to the holders of shares of BEC Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving BEC or any of its

Subsidiaries, in lieu of the Merger and the Transactions contemplated by this Agreement, or (z) resolves to do any of the foregoing;

                     (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer of an Acquisition Transaction that the Board of the Company reasonably determines in its good faith judgment is a Superior Proposal and if, in the opinion of the Board of Directors of the Company, the failure to recommend or accept such offer would violate the Board's fiduciary duties to the Company's shareholders under applicable law; provided that any such termination by the Company shall not be effective until payment of the fees required by Section 7.3(a) and Section 7.3(b);

                     (iii) the Chairman of the Board, the Chief Executive Officer and all directors of BEC fail to vote in favor of the Merger at the BEC Stockholders' Meeting.

              SECTION 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of BEC, Purchaser or the Company, except (i) as set forth in Sections 7.3 and 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

              SECTION 7.3.  Termination Fees and Expenses.

              (a)    If this Agreement is terminated by the Company pursuant to
Section 7.1(d)(ii) hereof or by BEC pursuant to Sections 7.1(b)(iii) or (iv) or 7.1(c)(i) or (iii) hereof, the Company shall pay to BEC promptly (but in no event later than one (1) business day following such termination) by certified check or wire transfer to an account designated by BEC an amount equal to all actual out-of-pocket costs and expenses of BEC up to a maximum of $1,500,000 incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, printing, legal, accounting, investment banking, professional and service fees and expenses ("Expenses") which amount shall be payable in same day funds. If this Agreement is terminated by BEC pursuant to Section 7.1(c)(ii) hereof or by the Company pursuant to Sections 7.1(b)(iii) or (iv) or 7.1(d)(i) or (iii) hereof, BEC shall pay to the Company promptly (but in no event later than one (1) business termination) by certified check or wire transfer to an account designated by the Company an amount equal to the Expenses incurred by the Company which shall be payable in same day funds. Upon the occurrence of any event entitling a party to payment of their Expenses, the party requesting Expenses shall promptly provide the other party with invoices or other reasonable evidence of the Expenses upon request, and the party shall forthwith return any portion of Expenses reimbursed by the other party as to which such invoices or other evidence are not received.

              (b)    In addition to the payment of expenses, as provided in
Section 7.3(a), if this Agreement has been terminated: (x) either by the Company pursuant to Section 7.1(d)(ii) hereof or by BEC pursuant to Sections 7.1(b)(iii) or 7.1(c)(i) or (iii) hereof; or (y) either by BEC pursuant to Section 7.1(c)(ii) hereof or by the Company pursuant to Sections 7.1(b)(iii) (other than as a result of a failure to comply with Sections 5.3 or 5.16) or 7.1(d)(i) or (iii) hereof, the Company shall pay to BEC, in the case of clause (x) of this Section 7.3(b), or BEC shall pay to the Company, in the case of clause (y) of this Section 7.3(b), a fee ("Fee") in the amount of $3,000,000 by certified check or wire transfer to an account designated by BEC or the Company, as the case may be, which amount shall be payable in same day funds concurrently with the termination of this Agreement.

              (c)    In the event that:

                     (i) any person (a "Company Acquisition Person") (including, without limitation, the Company or any affiliate thereof), other than BEC, or any of its affiliates, shall have become the beneficial owner of more than twenty per cent (20%) of the then outstanding shares of Company Common Stock and the Transactions shall not have been consummated (other than as a result of termination of this Agreement in accordance with Sections 7.1(a), (b), (c)(ii), (d)(i) or (d)(iii); and

                     (ii) any such Company Acquisition Person shall have consummated an Acquisition Transaction with the Company within twelve (12) months of the date hereof;

then, in the event of the occurrence of both (i) and (ii), the Company shall promptly pay BEC (but in no event later than one (1) business day after the occurrence of such events) the Expenses and Fee set forth in Section 7.3(a) and
(b) above, respectively, which amounts shall be payable in immediately available funds.

              (d)    In the event that:

                     (i) any person (a "BEC Acquisition Person") (including, without limitation, BEC or any affiliate thereof), other than the Company, or any of its affiliates, shall have become the beneficial owner of more than twenty per cent (20%) of the then outstanding shares of BEC Common Stock and the Transactions shall not have been consummated (other than as a result of a termination of this Agreement in accordance with Sections 7.1(a),
              (b), (c)(i), (c)(iii) or (d)(ii); and

                     (ii) any such BEC Acquisition Person shall have consummated an Acquisition Transaction with BEC within twelve
              (12) months of the date hereof;

then, in the event of the occurrence of both (i) and (ii), BEC shall promptly pay the Company (but in no event later than on (1) business day after the occurrence of such events) the Expenses and the Fee set forth in Sections 7.3(a) and (b) above, respectively, which amounts shall be payable in immediately available funds.

              (e) Except as set forth in this Section 7.3 and in Section 8.3, all costs and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

              (f) In the event that the Company or BEC, as the case may be, shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by BEC, Purchaser or the Company, as the case may be, and their respective shareholders and affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 7.3, together with interest on such unpaid Fees and Expenses, commencing on the date that the Fees or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's base rate plus three per cent (3%).

                                  ARTICLE VIII

                               GENERAL PROVISIONS

              SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.10 shall survive the Effective Time indefinitely and those set forth in Section 5.7(b), 5.7(c), 7.3 and Article VIII shall survive termination indefinitely.

              SECTION 8.2. Notices. All notices and other communications given or made pursuant to hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

              (a)    if to BEC or Purchaser:

                     BEC Group, Inc.
                     555 Theodore Fremd Avenue
                     Suite B-302
                     Rye, New York 10580
                     Attention:  Mr. Martin E. Franklin.
                     with a copy to:

                     Kane Kessler, P.C.
                     1350 Avenue of the Americas - 26th Floor
                     New York, New York  10019
                     Attention:  Robert L. Lawrence, Esq.

              (b)    if to the Company:

                     ILC Technologies, Inc.
                     399 Java Drive
                     Sunnyvale, CA  94089
                     Attention:  Richard D. Capra

                     with a copy to:

                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York  10017
                     Attention: Keith Kearney

              SECTION 8.3. Expenses. Except as provided in Section 7.3 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the filing fees with respect to the notifications required under the HSR Act shall be borne equally by the Company and BEC.

              SECTION 8.4. Certain Definitions. For purposes of this Agreement, the term:

              (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

              (b) "BEC Warrants" means the warrants to purchase BEC Common Stock issued in connection with the Share Purchase Agreement dated June 4, 1997, as amended, among BEC and Bolle, Inc., Mr. Robert Bolle, Mr. Maurice Bolle, Mr. Franck Bolle, Mrs. Patricia Bolle Passaquay, Mrs. Brigette Bolle and Mrs. Christelle Roche.

              (c) "BEC Preferred Stock" shall mean the Series A Preferred Stock of BEC.

              (d) "Benson Notes" shall mean the 8% Convertible Subordinated Notes due 2001 which were originally issued to Benson Eyecare Corporation.

              (e) "Bolle Options" means options under the 1996 Plan granted by BEC to participants who will be related to the Bolle Group.

              (f) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

              (g) "Contribution Agreement" means the Bill of Sale and Assignment Agreement to be entered into between Bolle, Inc. and BEC, in substantially the form annexed hereto as Annex B.

              (h) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

              (i) "Convertible Notes" shall mean BEC's 8% Convertible Subordinated Notes due 2002; and

              (j) "Employment Agreements" means employment\consulting agreements between Henry C. Baumgarten and Richard D. Capra and, in each case, BEC in form and substance satisfactory to the parties to this Agreement and substantially on the terms provided in the term sheet attached hereto as Annex G, but in the standard form of BEC's employment or consulting agreements.

              (k) "Environmental Laws" means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction or permit regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation And Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

              (l) "Hazardous Materials" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

              (m) "Indemnity Agreement" means the Indemnity Agreement to be entered into among BEC, Purchaser and Bolle, Inc. in substantially the form annexed hereto as Annex C.

              (n) "Management Services Agreement" means the Management Services Agreement to be entered into between Bolle, Inc. and BEC in substantially the form annexed hereto as Annex D.

              (o)    "ORC" shall mean ORC Technologies, Inc.; and

              (p) "ORC Business" means the businesses, assets and liabilities of, or directly related to, ORC Technologies, Inc., ORC Caribe, Optical Radiation Foreign Sales Corporation and Voltarc Technologies, Inc. and including all assets and liabilities included in BEC's consolidated pro forma balance sheet set forth in Schedule 2.6 to this Agreement; provided, that "ORC Business" shall not include any items or matters identified in Schedule A or Schedule B to the Contribution Agreement.

              (q) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

              (r) "Sterling Note" means the Convertible Callable Subordinated Debenture Due September 15, 2015, which is convertible into shares of common stock of Sterling Vision, Inc.

              (s) "Tax" or "Taxes" shall mean (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amounts of the type described in (i) as a result of BEC or the Company, as the case may be, or their respective Subsidiaries being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the BEC or the Company, as the case may be, or their respective Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability of any other person, and (iii) liability of BEC or the Company, as the case may be, or their respective Subsidiaries for the payment of any amounts as a result of being party to any tax sharing agreement arrangement, or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

              (t) "Tax Returns" shall mean any and all returns, reports and information statements with respect to Taxes paid or required to be paid with any governmental entity, authority or agency, empowered to collect Taxes or enforce laws relating thereto, whether domestic or foreign.

              (u)    "Voltarc" shall mean Voltarc Technologies, Inc.; and

              (v) "Voltarc Facility" means the subordinated revolving credit facility in the amount of $800,000 made available to Voltarc Technologies, Inc. by BEC.

              SECTION 8.5. Heading. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the maximum extent possible.

              SECTION 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement will constitute a binding agreement only when executed and delivered by the parties hereto and at such time will constitute the entire agreement and will supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except with respect to the Confidentiality Agreement and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

              SECTION 8.8. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

              SECTION 8.9. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by BEC and Purchaser, and by action taken by or on behalf of the Company's Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

              SECTION 8.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that BEC and Purchaser may assign all or any of its rights hereunder to any affiliate of BEC and Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder.

              SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that Delaware Law shall apply with respect to the Merger in Delaware and California Law shall apply with respect to the Merger in California, in each case without regard to the principles of conflicts of law thereof.

              SECTION 8.12. Counterparts; Telecopier. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

              IN WITNESS WHEREOF, BEC, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                           BEC GROUP, INC.


Attest:                                    By:
       --------------------------             ---------------------------------
                                                  Name:
                                                  Title:


                                           BILC ACQUISITION CORP.


Attest:                                    By:
       --------------------------             ---------------------------------
                                                  Name:
                                                  Title:


                                           ILC TECHNOLOGY, INC.



Attest:                                    By:
       --------------------------             ---------------------------------
                                                  Name:
                                                  Title: